Exhibit 99.2

Precision BioSciences Announces Grant of Inducement Award for Newly Appointed Chief Executive Officer Pursuant to Nasdaq Listing Rule 5635(c)(4)

DURHAM, N.C., September 27, 2021 -- Precision BioSciences, Inc. (Nasdaq: DTIL), a clinical stage biotechnology company using its ARCUS® genome editing platform to develop allogeneic CAR T and in vivo gene editing therapies, today announced an inducement grant for Michael Amoroso, newly appointed President and Chief Executive Officer of Precision BioSciences.

The Compensation Committee of the Company’s Board of Directors has granted to Mr. Amoroso, effective with his commencement of employment (the “grant date”), inducement awards composed of an option to purchase (the “stock option”) 850,000 shares of the Company’s common stock (the “option award”) and restricted stock units (“RSUs”) representing a number of shares of the Company’s common stock having a grant date fair value of $237,000 (the “RSU award”).

The stock option has a per share exercise price equal to the fair market value of the Company’s common stock on the grant date, a 10-year term and vests (subject to Mr. Amoroso’s continued service to the Company through the applicable vesting dates) as to 25% of the award on October 15, 2022 and, as to the remaining 75%, in substantially equal quarterly installments over the three years thereafter. The RSU award covers a number of shares of the Company’s common stock having a grant date fair value of $237,000 divided by the closing price of the Company’s common stock on the grant date. The RSUs vest in full (subject to Mr. Amoroso’s continued service to the Company) on October 15, 2022.

Each of the stock option and the RSU grant were granted pursuant to the Company’s 2021 Employment Inducement Incentive Award Plan and were approved by the Company’s Compensation Committee. Each of the option award and the RSU award were granted under Rule 5635(c)(4) of the Nasdaq Listing Rules as an inducement material to Mr. Amoroso’s entering into employment with the Company.

About Precision BioSciences, Inc.

Precision BioSciences, Inc. is a clinical stage biotechnology company dedicated to improving life (DTIL) with its novel and proprietary ARCUS® genome editing platform. ARCUS is a highly specific and versatile genome editing platform that was designed with therapeutic safety, delivery, and control in mind. Using ARCUS, the Company’s pipeline consists of multiple “off-the-shelf” CAR T immunotherapy clinical candidates and several in vivo gene editing candidates to cure genetic and infectious diseases where no adequate treatments exist. For more information about Precision BioSciences, please visit www.precisionbiosciences.com.

Investor Contact:

Alex Kelly

Chief Financial Officer

Alex.Kelly@precisionbiosciences.com

Media Contact:

Maurissa Messier

Senior Director, Corporate Communications

Maurissa.Messier@precisionbiosciences.com